                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-61658

            Prospectus Supplement to Prospectus dated June 18, 2001.

                                  $250,000,000
                                 THE KROGER CO.
                  Puttable Reset Securities PURS(SM) due 2012
                            ------------------------

     We will pay interest on the PURS until August 16, 2002 as follows:

     - We will pay interest on each of November 16, 2001, February 16, 2002, May 16, 2002, and August 16, 2002.

     - On each payment date interest will be reset to equal the applicable LIBOR plus 75 basis points.

     The PURS will be issued only in denominations of $1,000 and integral multiples of $1,000.

     On August 16, 2002, one of two things will happen. Either:

     - Citibank, N.A., will exercise its right to purchase all the PURS from the holders; or

     - We will repurchase the PURS excluding PURS that holders of at least 10% of the outstanding PURS have elected to continue to hold by giving proper notice to the trustee.

     If either Citibank, N.A., has exercised its right to purchase the PURS or holders of at least 10% of the outstanding PURS have elected to hold the PURS, then the interest rate will be reset by the calculation agent. The new rate will be fixed on the basis of bids the calculation agent will request from various dealers as described in this prospectus supplement. The reset interest payments will be made on February 16 and August 16, beginning on February 16, 2003.

     The PURS are guaranteed by our subsidiaries listed on pages S-25 and S-26 of this prospectus supplement.

     See "Risk Factors" beginning on page S-2 of the prospectus supplement to read about certain factors you should consider before buying PURS.
                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                                                              Per PURS       Total
                                                              --------    ------------
Initial public offering price...............................   100.00%    $250,000,000
Underwriting discount.......................................     0.25%    $    625,000
Proceeds, before expenses, to Kroger........................   101.66%    $254,150,000

     The initial public offering price set forth above does not include accrued interest, if any. Interest on the PURS will accrue from August 16, 2001 and must be paid by the purchaser if the PURS are delivered after August 16, 2001. The proceeds to Kroger include a payment by Citibank, N.A., for the call option it will have on the PURS.
                             ----------------------

     The underwriters expect to deliver the PURS in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on August 16, 2001.
---------------

     PURS is a service mark of Goldman, Sachs & Co.

                              GOLDMAN, SACHS & CO.
                             ----------------------
                  Prospectus Supplement dated August 9, 2001.

                                  RISK FACTORS

     You should carefully consider the following matters in deciding whether to purchase the PURS.

OUR INDEBTEDNESS COULD ADVERSELY AFFECT US BY REDUCING OUR FLEXIBILITY TO RESPOND TO CHANGING BUSINESS AND ECONOMIC CONDITIONS AND INCREASING OUR BORROWING COSTS.

     As of May 26, 2001, our total outstanding indebtedness, including capital leases and the current portion thereof, was approximately $8.8 billion, including approximately $1.7 billion under several bank credit facilities. As of May 26, 2001, we had credit facilities totaling $3.5 billion, with approximately $1.7 billion borrowed under these credit facilities. In addition, as of May 26, 2001, we had a fully borrowed $470 million synthetic lease credit facility and $150 million in money market lines with borrowings of $70 million.

     This indebtedness could reduce our ability to obtain additional financing for working capital, acquisitions or other purposes and could make us more vulnerable to economic downturns and competitive pressures. Our needs for cash in the future will depend on many factors that are difficult to predict. These factors include results of operations, the timing and cost of acquisitions and efforts to expand existing operations.

     We believe that we will have sufficient funds from all sources to meet our needs over the next several years. We cannot assure you, however, that our business will generate cash flow at or above current levels. If we are unable to generate sufficient cash flow from operations in the future to pay our debt and make necessary investments, we will be required to:

     - refinance all or a portion of our existing debt;

     - seek new borrowings;

     - forego strategic opportunities; or

     - delay, scale back or eliminate some aspects of our operations.

     If necessary, any of these actions could have a material negative impact on our business, financial condition or results of operations.

     Some of our subsidiaries will guarantee the PURS. As a result, the PURS will effectively rank equal in right of payment with approximately $7.7 billion of indebtedness of these subsidiaries as of May 26, 2001. The PURS will effectively rank junior in right of payment to indebtedness of our subsidiaries that do not guarantee the PURS. As of May 26, 2001, the indebtedness of the subsidiaries who will not guarantee the PURS totaled approximately $247 million.

THE GUARANTEES OF THE PURS BY OUR SUBSIDIARIES MAY BE INADEQUATE.

     Although most of our subsidiaries have guaranteed our obligation to pay the PURS, the available assets of those subsidiaries may be insufficient for these purposes. Some of those subsidiaries are direct borrowers under, or guarantors of, our bank credit facilities.

FEDERAL AND STATE STATUTES PERMIT COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE THE RETURN OF PAYMENTS RECEIVED FROM GUARANTORS.

     Under the U.S. Bankruptcy Code and comparable provisions of state fraudulent transfer laws, a court has the power to void a guarantee, or to subordinate claims in respect of a guarantee to all other debts of the guarantor, if, among other things, at the time the guarantor incurred the indebtedness evidenced by its guarantee, it received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee, and either:

     - was insolvent or rendered insolvent by reason of that incurrence;

     - was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay as those debts mature.

     In addition, the court may void any payment by that guarantor pursuant to its guarantee and require the return of that payment to the guarantor or to a fund for the benefit of the creditors of the guarantor.

     The measures of insolvency for these purposes will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

     - the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     - it could not pay its debts as they become due.

     On the basis of our historical financial results, recent operating history and other factors, we believe that each subsidiary that has guaranteed the PURS, after giving effect to that guarantee, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay as those debts mature. However, we cannot assure you of the particular standard that might be applied by a court in making its determinations or that a court would agree with our conclusions in this regard.

OUR ABILITY TO MEET SALES AND EARNINGS TARGETS MAY BE NEGATIVELY IMPACTED BY A VARIETY OF FACTORS.

     We obtain sales growth from new square footage, as well as from increased productivity from existing stores. We expect full year 2001 square footage to grow 4.0% to 4.5%. We expect an annual earnings per share growth of 16% to 18% through the fiscal year ending February 1, 2003, and 15% thereafter. Our ability to achieve the expected increases in sales and earnings could be adversely affected by the increasingly competitive environment in which we operate. In addition, any labor dispute, delays in opening new stores, changes in economic climate, or other unanticipated events, could cause us to fall short of sales and earnings targets. Sales growth may also be negatively affected if the impact of new square footage on existing stores is greater than anticipated.

                      WHERE YOU CAN FIND MORE INFORMATION

     Kroger files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

     Kroger SEC Filings (File No. 1-303)                           Period
     -----------------------------------                           ------
Annual Report on Form 10-K...................  Year ended February 3, 2001.
Quarterly Reports on Form 10-Q...............  Quarter ended May 26, 2001.
Current Reports on Form 8-K or Form 8-K/A....  March 5, 2001, March 15, 2001, March 21, 2001,
                                               May 11, 2001, May 31, 2001, and June 26, 2001.

     You may request a copy of these filings, other than any exhibits, unless we have specifically incorporated by reference an exhibit in this prospectus, at no cost, by writing or telephoning us at the following address:

                            The Kroger Co.
                            1014 Vine Street
                            Cincinnati, Ohio 45202-1100
                            (513) 762-4000

                            Attention: Paul Heldman

     This prospectus supplement supplements a prospectus that is part of a registration statement we filed with the SEC. We have incorporated into that registration statement exhibits that include a form of proposed underwriting agreement and indenture. You should read the exhibits carefully for provisions that may be important to you.

     You should rely on the information incorporated by reference or provided in the prospectus or this prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus, or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus supplement or those documents.

                                  THE COMPANY

     Kroger was founded in 1883 and was incorporated in 1902. We maintain our corporate offices in Cincinnati, Ohio, and as of May 26, 2001, we were one of the largest grocery retailers in the United States based on annual sales.

     As of May 26, 2001, we operated approximately 2,380 supermarkets and multidepartment stores, 788 convenience stores, 109 supermarket fuel centers, and 407 jewelry stores. Ninety-three of the convenience stores were franchised to third parties. We also operate 42 manufacturing facilities that permit us to offer quality, low-cost private label products.

                                USE OF PROCEEDS

     We estimate that the net proceeds from this offering will be approximately $254 million. We intend to use those proceeds to repay amounts under our credit facilities and thereafter to use borrowings under those credit facilities to repurchase or redeem our outstanding indebtedness. We also expect to use borrowing proceeds for other general corporate purposes.

     The interest rate for borrowings under the credit facilities, as amended, are detailed in the financial statements contained in our Annual Report on Form 10-K for the year ended February 3, 2001, and the Credit Agreements incorporated by reference to Exhibits 99.1 and 99.2 of our Current Report on Form 8-K dated May 31, 2001 filed with the SEC.

                            DESCRIPTION OF THE PURS

     The following description of the particular terms of the PURS (referred to in the accompanying prospectus as "debt securities") supplements, and to the extent it is inconsistent with the description in the prospectus, it replaces the description of the general terms and provisions of the debt securities in the prospectus. We will issue the PURS under an indenture dated June 25, 1999, as it may be amended and supplemented from time to time among Kroger and Firstar Bank, National Association, now known as U.S. Bank, N.A., as trustee and the guarantors named in the supplemental indentures. We have summarized select portions of the indenture below. The summary is not complete and is qualified by reference to the indenture.

GENERAL

     The PURS will be limited to $250,000,000 aggregate principal amount and will mature on August 16, 2012, but we may repurchase the PURS before that date as described in "Put Option" below. We may also redeem all or some of the PURS, at any time after the reset date on August 16, 2002, as described in "Optional Redemption" below. The PURS may also be purchased by the call option holder as described in "Call Option" below.

     The PURS rank equally in right of payment with all of our existing and future unsecured senior debt. The PURS rank senior to all of our existing and future subordinated indebtedness.

     Some of our subsidiaries will guarantee the PURS. As a result, the PURS will effectively rank equal in right of payment with approximately $7.7 billion of indebtedness of these subsidiaries as of May 26, 2001. If one of these subsidiaries becomes insolvent, however, the guarantee of that subsidiary could be held by a court to be unenforceable under applicable fraudulent transfer or similar laws. The PURS will effectively rank junior in right of payment to indebtedness of our subsidiaries that do not guarantee the PURS. As of May 26, 2001, the indebtedness of the subsidiaries who will not guarantee the PURS totaled approximately $247 million.

     The PURS are unsecured and not entitled to any sinking fund.

     The PURS will initially be issued only in registered, book-entry form, in denominations of $1,000 and any integral multiple thereof as described under "Book-Entry System". We will issue global securities in denominations equal to the total principal amount of outstanding PURS.

     If any interest, principal or other payment date of the PURS (including any payment in connection with the call option or any put option as described below) does not fall on a business day, a payment otherwise payable on that day will be made on the next succeeding business day. It will have the same effect as if made on the actual payment date, and no interest will accrue for the period from and after such interest payment date, maturity date or other payment date. "Business day" means any day other than a Saturday or Sunday or a day on which banking institutions in New York City or Cincinnati, Ohio are authorized or obligated by law or executive order to close. "Market day" means a business day other than a day on which dealings in the U.S. Treasury bond market are generally not being conducted. "London business day" means any day on which dealings in U.S. dollars are transacted in the London interbank market.

     We have agreed with the call option holder that we will not cause or permit the terms or provisions of the PURS (or the indenture, as it relates to the PURS) to be modified in any way, and may not make open market or other purchases of the PURS except under the put option or in other limited circumstances, without the prior written consent of the call option holder.

INTEREST

     The PURS will bear interest at the applicable rate described below from August 16, 2001.

     During the floating rate period, which is from and including August 16, 2001 to but excluding August 16, 2002, which is the reset date, the PURS will accrue interest at a floating rate of LIBOR, as determined below, plus 0.75%.

     During the floating rate period, we will pay interest on the PURS quarterly in arrears on November 16, 2001, February 16, 2002, May 16, 2002, and August 16, 2002 to the person in whose name the PURS are registered at the close of business on the fifteenth calendar day, whether or not a business day, immediately preceding the interest payment date. The record date for payment of interest will differ from the record date for the exercise of the call option and the put option discussed below. During the floating rate period, interest on the PURS will be computed on the basis of a 360-day year for the actual number of days elapsed.

     After the floating rate period, we will pay interest on the PURS semiannually in arrears on February 16 and August 16, to the person in whose name the PURS are registered at the close of business on February 2 and August 2, respectively, whether or not a business day, immediately preceding the interest payment date. After the floating rate period, interest on the PURS will be computed on the basis of a 360-day year of twelve 30 day months.

     Interest on the PURS will accrue from, and including, August 16, 2001, to, and excluding, the first interest payment date and then from, and including, the immediately preceding interest payment date to which interest has been paid or duly provided for to, but excluding, the next interest payment date.

     During the floating rate period, the interest on the PURS will be calculated by the trustee as the floating rate calculation agent, and will be equal to LIBOR, as determined below, plus 0.75%. The floating rate calculation agent will set the interest rate on August 16, 2001 and reset the interest rate on November 16, 2001, February 16, 2002, and May 16, 2002; each of which, including August 16, 2001, is referred to as a "floating rate reset date." The second London business day preceding a floating rate reset date is referred to as the "floating rate determination date" for that floating rate reset date. The interest rate in effect on each date that is not a floating rate reset date will be the interest rate determined as of the floating rate determination date pertaining to the immediately preceding floating rate reset date. The interest rate in effect on any day that is a floating rate reset date will be the interest rate determined as of the floating rate determination date pertaining to that floating rate reset date.

     "LIBOR" will be determined by the floating rate calculation agent in accordance with the following provisions:

        (1) With respect to any floating rate determination date, LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the first day of the applicable interest period that appears on Telerate Page 3750 as of 11:00 a.m., London time, on that floating rate determination date. If no rate appears on that floating rate determination date, LIBOR, in respect of that floating rate determination date, will be determined in accordance with the provisions described in (2) below.

        (2) With respect to a floating rate determination date on which no rate appears on Telerate Page 3750, as specified in (1) above, the floating rate calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the floating rate calculation agent, to provide it with its offered quotation for deposits in U.S. dollars for the period of three months commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that floating rate determination date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean (rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards) of the rates quoted at approximately 11:00 A.M., New York City time, on the interest determination date by three major banks in New York City selected by the calculation agent for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If the banks selected by the calculation agent are not providing quotations in the manner described by this sentence, LIBOR for the interest period commencing on the floating rate reset date following the floating rate determination date will be LIBOR in effect on that floating rate determination date.

     "Telerate Page 3750" means the display designated as "Page 3750" on Dow Jones Market Service or any successor service, for the purpose of displaying the London interbank offered rates for U.S. dollar deposits.

     On the reset date (or, if the reset date is not a market day, on the next market day following the reset date), the interest rate on the PURS will be reset to a fixed rate which will be determined using the procedures described under the section entitled "Reset of Interest Rate" below. After the interest rate has been reset, interest on the PURS will accrue from the reset date (even if it is not a market day) at the new interest rate. However, the interest rate on the PURS will not be reset on the reset date if:

     - we are obligated to repurchase the PURS on that date; or

     - a market disruption event or a failed remarketing event occurs. See "Reset of Interest Rate" below.

     A market disruption event is any of the following:

        - a suspension or material limitation in trading in securities in general on the New York Stock Exchange or the establishment of minimum prices on that exchange;

        - a general moratorium on commercial banking activities declared by either federal or New York state authorities;

        - any material adverse change in the existing financial, political or economic conditions in the U.S.;

        - an outbreak or escalation of hostilities involving the U.S. or the declaration of a national emergency or war by the U.S.; or

        - any material disruption of the U.S. government securities market, U.S. corporate bond market or U.S. federal wire system.

     The reset date is August 16, 2002.

CALL OPTION

     On the reset date, Citibank, N.A., as the call option holder, may purchase all, but not some, of the PURS from the holders of the PURS at 100% of the principal amount of the PURS as long as it gives notice of its intention to do so as described below.

     In addition, we will remain obligated to pay all accrued and unpaid interest on the PURS. Interest that becomes payable on the reset date will be payable by us to the holders of record on the corresponding interest payment record date, as provided in the PURS and the indenture.

     To exercise the call option, the call option holder must give a notice to the holders of the outstanding PURS no later than the tenth market day prior to the reset date in the manner described under "Notices" below. If a notice to exercise the call option is properly given, each holder of PURS will be obligated to sell to the call option holder, and the call option holder will be required to purchase from each holder of PURS, the PURS on the reset date, at 100% of the principal amount of the PURS.

     The sale described in the prior paragraph will be effected through the facilities of DTC, with each holder being deemed to have automatically tendered its PURS for sale to the call option holder on the reset date in accordance with DTC's procedures. This automatic tendering of PURS will be subject to the holder receiving 100% of the principal amount of the PURS from the call option holder on the reset date.

     Until we purchase or pay for the PURS, they will remain outstanding, even if the call option holder has exercised its option to call the PURS.

     If the call option is exercised, all of the PURS which are outstanding on the reset date will be subject to repurchase by the call option holder. This will be the case for every record and beneficial holder of PURS which are outstanding on the reset date. This includes those holders who acquire an interest in the PURS after the notice that the call option is being exercised has been given or who are otherwise unaware that the notice to exercise the call option has been given.

     If an event of default occurs, and in some other circumstances, the call option holder will have the right to require us to pay it the fair market value of the call option.

PUT OPTION

     If the call option holder does not exercise the call option, each holder of PURS may require us to repurchase all, but not some, of the holders' PURS at 100% of the principal amount of the PURS on the reset date in the circumstances described in the next paragraph. This right is referred to as the "put option". The accrued and unpaid interest on the repurchased PURS that becomes payable on the reset date will be payable by us to the holders of record on the corresponding interest payment record date, as provided for in the PURS and in the indenture. If for any reason we do not make payment for the PURS on the reset date when due, we will also pay the accrued interest from the reset date to the date when we pay for them at the time we pay for them.

     On the reset date, each holder of the PURS will be deemed to have exercised automatically its put option for 100% of the principal amount of the PURS held by the holder, unless either:

        - the call option holder has given a notice that it is exercising its call option; or

        - if the call option holder has not given a notice that it is exercising its call option,

           -- no later than 10:00 a.m. (Cincinnati, Ohio time) on the seventh market day prior to the reset date, the holder gives notice to the trustee that the holder elects not to sell its PURS to us on the reset date; and

           -- the notice which the holder gives is effective under the 10% requirement which is described below.

The notice given by a holder of PURS stating that the holder elects not to sell its PURS to us on the reset date is referred to as a "hold notice." Any hold notice must be given in the manner described under "Notices" below.

     If the call option holder does not exercise its option or the holder of PURS does not give a hold notice which is effective under the 10% requirement described below, we will be obligated to repurchase from the holder, and the holder will be obligated to sell to us, on the reset date, all of the PURS which the holder holds, at 100% of the principal amount of the PURS.

     The sale and repurchase of the PURS will be effected through DTC. Each holder who has not given a hold notice which is effective under the 10% requirement will be deemed to have automatically tendered its PURS for sale to us on the reset date.

     Under the following circumstances, holders of PURS will not have the option to retain their PURS by giving a hold notice:

        - if we become obligated to pay the call option holder the fair market value of the call option, as described above;

        - if we become obligated to repurchase the PURS as a result of the failure by the call option holder to pay for the PURS on the reset date as described under "Settlement on Exercise of the Put and Call Options" below; or

        - if the calculation agent determines that a market disruption event or a failed remarketing has occurred or is continuing for at least four consecutive market days beginning six market days prior to the reset date. See "Call Option" above and "Settlement on Exercise of the Put and Call Options" and "Reset Interest Rate" below.

     If we become obligated to purchase any PURS under the put option, the PURS subject to repurchase will remain outstanding until we pay for them. See "Settlement on Exercise of Put and Call Options."

     If a holder of PURS gives a hold notice, that hold notice will not be effective unless hold notices are given by holders of at least 10% of the outstanding principal amount of PURS. This provision is called the "10% requirement". If any holder gives a hold notice, and the 10% requirement is not met, the trustee will give written notice of that fact to the holder and us not later than the close of business on the seventh market day before the reset date, in the manner described under "Notices" below.

RESET OF INTEREST RATE

     The interest rate on each PURS will be reset on the reset date, unless we are obligated to repurchase the PURS on that date. We will be obligated to purchase a holders' PURS on that date if:

        - the call option holder does not elect to purchase all of the outstanding PURS on that date and the holder has exercised its put option; or

        - the holder of the call option exercises its option to purchase the PURS, but fails to pay 100% of the principal amount of the PURS on the reset date as described under "Settlement on Exercise of the Put and Call Options" below.

     The interest rate on an outstanding PURS will be reset on the reset date if either of the following occurs:

        - the call option holder elects to purchase all of the outstanding PURS on that date and so purchases the outstanding PURS; or

        - the call option holder does not elect to purchase all of the outstanding PURS on that date and the holder gives an effective hold notice.

     The interest rate on the PURS will not be reset if:

        - a market disruption event occurs;

        - a failed remarketing occurs; or

        - an event of default or other events occur and the call option holder elects to require us to pay it the fair market value of the call option, as described under "Call Option" above.

     We have initially selected the call option holder to act as the calculation agent who will reset the interest rate. If the interest rate is to be reset on the reset date, the calculation agent will reset it using the following procedure:

     Between the tenth market day prior to the reset date and 11:00 A.M., New York City time, on the sixth market day prior to the reset date, the calculation agent will select three leading financial institutions (one of which will be Salomon Smith Barney Inc. if it so requests) that deal actively in our debt securities and have agreed to participate as reference dealers in connection with the reset of the interest rate on the PURS.

     The call option holder can require each of the reference dealers to enter into a written agreement committing it to purchase from the call option holder on the reset date the reference dealer's pro rata portion of the PURS that the call option holder purchases under the call option. This commitment will arise only if the reference dealer becomes the final dealer as described below.

     On the sixth market day prior to the reset date, the calculation agent will calculate a fixed rate at which interest will accrue on the PURS from and after the reset date, excluding the final maturity of the PURS. This period is referred to as the reset period.

     Each notice referred to below will be given telephonically and will be confirmed as soon as possible by facsimile to us and the calculation agent. The times indicated below refer to New York City time and are guidelines for action, and the calculation agent will use reasonable efforts to adhere to these times.

     - At 12:00 p.m., the calculation agent will:

        -- determine the approximate ten-year U.S. Treasury bond yield, which will be expressed as a percentage (the "Designated Treasury Yield") and will be based on the yield of the most recently issued ten-year U.S. Treasury bond that had an original settlement date on or before August 1, 2002.

        -- calculate and provide to the reference dealers, on a preliminary basis, a hypothetical price at which the PURS might be offered for sale to a reference dealer on the reset date.

          The foregoing offer price will be expressed as a percentage of the principal amount of the PURS. It will equal 100% plus the Margin (as defined below), if the Treasury Rate Difference (as defined below) is positive, or 100% minus the Margin, if the Treasury Rate Difference is negative. The Margin will also be expressed as a percentage of the principal amount of the PURS outstanding. It will equal the present value of the absolute value of the

           Treasury Rate Difference applied to twenty semi-annual periods (i.e., ten years), discounted at the Designated Treasury Yield divided by two.

        -- request each reference dealer to provide to the calculation agent, when notified of the final offer price as described in the next paragraph, a firm bid. The bid must indicate the spread over the Designated Treasury Yield at which the reference dealer would be willing to purchase all of the PURS. The purchase at the final offer price will occur six market days prior to the reset date and will settle on the reset date. Each firm bid is to be given on an "all-in" basis and is to remain open for at least 30 minutes after it is given.

          The "Treasury Rate Difference" means the percentage (which may be positive or negative) equal to (x) 5.036% minus (y) the Designated Treasury Yield.

     - At 12:30 p.m. the calculation agent will determine the Designated Treasury Yield on a final basis. It will calculate and provide to the reference dealers the final offer price and request each reference dealer to submit its bid immediately as described in the prior paragraph. If the calculation agent receives at least two bids, the following will occur:

        -- the reference dealer providing the bid representing the lowest all-in spread, referred to as the final spread, will be the "final dealer". If more than one reference dealer has provided a bid representing the lowest all-in spread, each reference dealer submitting the lowest all-in spread will be permitted to submit a second bid in the same manner provided above. The reference dealer submitting the lowest all-in spread will be the final dealer. If more than one submits the lowest all-in spread, each lowest bidder will be a final dealer.

        -- if the call option holder has exercised the call option, each final dealer will be obligated to purchase from the call option holder at the final offer price, for settlement on the reset date, its pro rata portion of the PURS that the call option holder purchases under the call option and tenders for resale to the final dealer on the reset date. This assumes that the interest rate on the PURS will be reset as described in the following paragraph. As used in this section, "pro rata" means the amount equal to the outstanding principal amount of the PURS that the call option holder purchases under the call option divided by the number of final dealers. No final dealer will be obligated to purchase any PURS if the call option holder has not exercised the call option.

        -- the calculation agent will calculate and provide to us the adjusted rate, which will be the semi-annual, bond-equivalent, fixed interest rate on the PURS required to produce, during the reset period, a semi-annual, bond-equivalent yield on the PURS that equals the sum of the final spread plus the final Designated Treasury Yield. This assumes that the PURS are purchased on the reset date at the final offer price.

        -- the interest rate on the PURS will be adjusted for the reset period as described in the prior paragraph. If the call option holder has not exercised the call option and any holder gives an effective hold notice, we will promptly give written notice of the adjusted rate to the holder.

If the call option holder exercises the call option and is not the calculation agent, the call option holder will make all determinations regarding the yield of the most recently issued ten-year U.S. Treasury bond that had an original settlement date on or before August 1, 2002.

     If the calculation agent determines that, on the sixth market date prior to the reset date,

     - a market disruption event has occurred or is continuing; or

     - fewer than two reference dealers have provided firm bids in a timely manner under participation agreements satisfactory to the call option holder substantially as described above, a failed remarketing will have occurred.

In this event, the steps contemplated above will be taken on the next market day on which the calculation agent determines that no market disruption event has occurred or is continuing and at least two reference dealers have provided bids under participation agreements satisfactory to the call option holder substantially as contemplated above.

     If the calculation agent determines that a market disruption event or a failed remarketing has occurred or is continuing for at least four consecutive market days starting on the day which is six market days prior to the reset date, then,

        - the call option holder will be deemed not to have exercised the call option;

        - all holders will be deemed to have exercised their put options and we will repurchase all the PURS from the holders on the reset date at 100% of the principal amount of the PURS; and

        - we will pay the call option holder an amount equal to the Margin, if the Treasury Rate Difference is positive.

     In these circumstances, the holders of the PURS may not continue to hold the PURS by giving a hold notice. The calculation agent will notify us of that determination promptly after the close of business on such fourth market day. For the purpose of calculating the amount that we will pay to the call option holder, the calculation agent will redetermine the Designated Treasury Yield, the Treasury Rate Difference, and the Margin at 3:00 p.m. New York City time on such fourth market day. We will give notice to the holders of the PURS that we will repurchase the PURS from the holders on the reset date at 100% of their principal amount, no later than the second market day prior to the reset date in the manner described under "Notices" below.

     If at any time the call option holder is not acting as calculation agent and the call option holder exercises the call option, then the determinations and notice to us described in the prior paragraph will be made and given by the call option holder.

     We cannot be certain that the calculation agent will receive at least two qualifying bids from reference dealers in connection with the reset date. All determinations regarding market disruption events and failed remarketings, including whether or not any event has occurred or is continuing, will be made by the calculation agent (or the call option holder, as applicable) in its sole discretion.

     If the call option holder has not exercised the call option, the final dealer will not be obligated to purchase PURS from any holder, and no holder will be obligated to sell PURS to the final dealer. Consequently, in deciding whether to give a hold notice, holders should not assume that any dealer will be prepared to purchase their PURS at the final offer price or otherwise.

     All determinations made by the calculation agent or the call option holder regarding the matters described above will be final, conclusive and binding on all concerned absent manifest error. To the extent permitted by law, no determination made by the calculation agent or the call option holder regarding the matters described in this prospectus supplement will give rise to any liability on the part of the calculation agent, the call option holder, the trustee or us.

SETTLEMENT ON EXERCISE OF THE PUT AND CALL OPTIONS

     If the call option is exercised, then, on the reset date, all beneficial interests in the PURS will be transferred to a DTC account designated by the call option holder. The transfers will be made automatically, without any action on the part of any beneficial owner, by book entry through DTC.

     The call option holder will be obligated to make payment of 100% of the principal amount of the PURS to DTC, for credit to the accounts of the DTC participants through which beneficial interests in the PURS are held, by the close of business on the reset date. Each transfer will be made against the corresponding payment, and each payment will be made against the corresponding transfer, in accordance with applicable DTC procedures.

     If the call option holder fails to pay 100% of the principal amount of the PURS on the reset date, the call option will be deemed not to have been exercised and the put option will be deemed to have been exercised for all of the outstanding PURS. In these circumstances, the holders of the PURS may not continue to hold the PURS by giving a hold notice, and we will be obligated to pay, not later than two business days following the reset date, 100% of the principal amount of the PURS, plus accrued interest from the reset date to, but excluding, the date payment is made, with settlement occurring as described in the next paragraph. In any event, we will remain obligated to make payment of accrued and unpaid interest due on the PURS, with interest payable on the reset date being payable to the holders of record on the corresponding interest payment record date, as provided in the PURS and in the indenture. Failure by the call option holder to pay 100% of the principal amount of the PURS on the reset date will not constitute an event of default under and as defined in the PURS or the indenture.

     If the put option is exercised, then, on the reset date, all beneficial interests in the PURS to be purchased will be transferred to a DTC account designated by us. The transfers will be made automatically, without any action on the part of any beneficial owner, by book entry through DTC. We will be obligated to make payment of 100% of the principal amount of the relevant PURS to DTC, for credit to the accounts of the DTC participants through which beneficial interests in these PURS are held, by the close of business on the reset date. Each transfer will be made against the corresponding payment, and each payment will be made against the corresponding transfer, in accordance with applicable DTC procedures. If we fail to pay 100% of the principal amount of the relevant PURS on the reset date, we will also pay accrued interest from the reset date to the date the payment is made.

     We will remain obligated to make payment of accrued and unpaid interest due on the PURS, whether or not purchased under the put option, with interest payable on the reset date being payable to the holders of record on the corresponding interest payment record date, as provided in the PURS and in the indenture.

     The transactions described above will be executed on the reset date through DTC in accordance with the procedures of DTC, and the accounts of the respective DTC participants will be debited and credited and the PURS delivered by book-entry as necessary to effect the purchases and sales thereof. The transactions will settle in immediately available funds through DTC's same-day funds settlement system.

     The settlement procedures described above, including those for payment for and delivery of PURS purchased by the call option holder or by us on the reset date, may be modified to the extent required by DTC or, if any PURS are issued in non-book-entry form, to the extent required to facilitate these transactions in PURS in certificated form. In addition, we and the call option holder may modify the settlement procedures referred to above in order to facilitate the settlement process.

     Under the terms of the PURS, we have agreed that:

        - we will use our best efforts to maintain the PURS in book-entry form with DTC or any successor thereto and to appoint a successor depositary to the extent necessary to maintain the PURS in book-entry form; and

        - we will waive any discretionary right we otherwise may have under the indenture to cause the PURS to be issued in certificated form.

     For further information on payments, transfers and settlement through DTC, see "Book-Entry System" below.

GUARANTEES

     All of our subsidiaries except those prohibited from so doing and those without any significant assets or operations will guarantee our obligations under the PURS, subject to the limitations described below. In addition, if, in the future, any of our existing or future subsidiaries guarantees any of our indebtedness, that subsidiary will also be required to guarantee our obligations under the PURS, unless it is prohibited from doing so. If we default in payment of the principal, interest or any premium due under the PURS, the guarantors will be obligated to pay these amounts.

     The obligations of each guarantor under its guarantee are limited to the maximum amount enforceable under applicable fraudulent conveyance or fraudulent transfer laws. This maximum amount will be calculated after giving effect to all other liabilities of the guarantor and after giving effect to all contribution and other obligations among the guarantors under the indenture. Each guarantor that makes a payment or distribution under its guarantee will be entitled to a contribution from each other guarantor in a pro rata amount based on the net assets of each guarantor.

     A guarantee issued by a guarantor will automatically and unconditionally be released and discharged in the following situations if doing so will not result in any downgrade of the PURS by Moody's Investors Service and Standard & Poor's Ratings Services:

     - upon any sale, exchange or transfer to any person of all of the capital stock, or all or substantially all of the assets, of the guarantor in a transaction that complies with the indenture, except that such a transaction will not release or discharge a guarantee if the guarantor continues to be a guarantor of any of our bank credit facilities; or

     - at our request at any time if we no longer have in force guarantees under our bank credit facilities.

     Except as otherwise described above, as long as the PURS are guaranteed we will add comparable release provisions to any existing debt that we modify after the date of this prospectus supplement to add guarantees, and to any future debt securities (excluding asset backed securities) issued by us and guaranteed by our subsidiaries. We have added guarantees to most of our existing debt. As of May 26, 2001, approximately $3.2 billion of debt issued by Fred Meyer and its subsidiaries is guaranteed by Fred Meyer's subsidiaries, and does not contain similar guarantee release provisions.

     Each guarantee will rank equal in right of payment with all other unsecured and unsubordinated indebtedness of the guarantor and will rank senior in right of payment to all subordinated indebtedness of the guarantor. As of May 26, 2001, after giving pro forma effect to this offering, the application of the net proceeds of the offering and the guarantees to be given by some of our subsidiaries, Kroger and the guarantors would have had approximately $8.8 billion of indebtedness outstanding, of which approximately $7.5 billion would have been unsecured and unsubordinated indebtedness, $241 million would have been secured and unsubordinated, and the balance of which would have been unsecured and subordinated indebtedness.

OPTIONAL REDEMPTION

     The PURS will be redeemable, in whole or in part, at our option at any time after the reset date. The redemption price for the PURS will equal the greater of:

        - 100% of the principal amount of the PURS; and

        - the sum of the present values of the remaining scheduled payments of principal and interest on the PURS being redeemed, excluding accrued interest on the date of redemption, from the redemption date to the maturity date. The discount to the redemption date will be made on a semiannual basis based on a 360-day year, with each month consisting of 30 days. The discount rate will equal the equivalent yield to maturity of U.S. Treasury securities having a comparable maturity to the PURS being redeemed, plus 25 basis points, plus accrued interest to the redemption date. The determination of the rate will be made by an agent we appoint. Initially, that agent will be Goldman, Sachs & Co.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the PURS to be redeemed. Unless we default in payment of the redemption price, interest will cease to accrue on and after the redemption date on the PURS or portions of the PURS called for redemption.

COVENANTS

     The indenture provides that the following covenants will apply to us:

     Limitations on Liens. We covenant that, so long as any PURS remain outstanding, neither we nor any of our restricted subsidiaries will issue, assume or guarantee any secured debt or other agreement comparable to secured debt unless these PURS and other debt ranking equally to these PURS also is so secured on an equal basis. This restriction will not apply to the following:

         (1) liens on any property or assets of any corporation existing at the same time such corporation becomes a restricted subsidiary provided that the lien does not extend to any of our other property or that of any other restricted subsidiaries;

         (2) liens existing on assets acquired by us, to secure the purchase price of assets, or to obtain a release of liens from any of our other property, incurred no later than 18 months after the acquisition, assumption, guarantee, or, in the case of real estate, completion of construction and commencement of operations;

         (3) liens securing indebtedness owing by any restricted subsidiary to us or another restricted subsidiary;

         (4) liens on any assets existing upon acquisition of a corporation through merger or by acquisition of all or substantially all of the assets by us or a restricted subsidiary;

         (5) liens in favor of the U.S., a foreign country, or any political subdivision to secure payments of debt incurred to finance the purchase of assets;

         (6) liens existing on our or any of our restricted subsidiaries' properties or assets existing on the date hereof; provided that the liens secure only those obligations which they secure on the date hereof or any extension, renewal or replacement thereof;

         (7) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in clauses (1) through (6);

         (8) some statutory liens or other similar liens arising in the ordinary course of our or any of our restricted subsidiaries' business, or some liens arising out of governmental contracts;

         (9) some pledges, deposits or liens made or arising under worker's compensation or similar legislation or in some other circumstances;

        (10) some liens in connection with legal proceedings, including some liens arising out of judgments or awards;

        (11) liens for some taxes or assessments, landlord's liens, mechanic's liens and liens and charges incidental to the conduct of the business, or the ownership of our or any of our restricted subsidiaries' property or assets that were not incurred in connection with the borrowing of money and that do not in our opinion, materially impair the use of such property or assets in the operation of our business or that of a restricted subsidiary or the value of the property or assets for its purposes; or

        (12) any other liens not included above, which together with amounts included in clause (1) of the next section do not exceed 10% of our consolidated net tangible assets.

     Limitation on Sale and Lease-Back Transactions. We and our restricted subsidiaries will not sell and leaseback for a term greater than three years under a capital lease any material real property or operating assets unless:

        (1) we could incur secured debt on that property equal to the present value of rentals under the lease without having to equally secure the PURS; or

        (2) the sale proceeds equal or exceed the fair market value of the property and the net proceeds are used within 180 days to acquire material real property or operating assets or to purchase or redeem PURS offered hereby or long term debt, including capital leases, that are senior to or rank on parity with these PURS.

     This restriction does not apply to sale and lease-back transactions of material property or operating assets acquired or constructed after 18 months prior to the date of the indenture as long as a commitment for the sale and lease-back is made within 18 months of acquisition, in the case of operating assets, and of completion of construction and commencement of operations, in the case of material real property.

     For purposes of these covenants, a "subsidiary" is an entity that we directly or indirectly control, including partnerships in which we or our subsidiaries own a greater than 50% interest. Restricted subsidiaries are all of our subsidiaries other than those our board of directors has determined are not material.

     The covenants applicable to the PURS would not necessarily afford holders protection in the event of a highly leveraged or other transaction involving us or in the event of a material adverse change in our financial condition or results of operation, and the PURS do not contain any other provisions that are designed to afford protection in the event of a highly leveraged transaction involving us.

MERGER AND CONSOLIDATION

     The indenture provides that we will not merge or consolidate with any corporation, partnership or other entity and will not sell, lease or convey all or substantially all of our assets to any entity, unless:

     - we are the surviving entity, or the surviving or successor entity is a corporation or partnership organized under the laws of the United States or a State thereof or the District of Columbia and expressly assumes all our obligations under the indenture and the PURS; and

     - immediately after the merger, consolidation, sale, lease or conveyance, we or the successor entity are not in default in the performance of the covenants and conditions of the indenture.

BOOK-ENTRY SYSTEM

     Upon issuance, the PURS will be represented by one or more global securities. Each global security representing global PURS will be deposited with, or on behalf of, The Depository Trust Company or "DTC", and registered in the name of a nominee of DTC. Global PURS will not be exchangeable for certificated PURS, except as described below. Certificated PURS will not be exchangeable for global PURS and will not otherwise be issuable as global PURS.

     Ownership of beneficial interests in a global PURS will be limited to DTC participants and to persons that may hold interests through institutions that have accounts with DTC ("participants"). Beneficial interests in a global PURS will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for the global PURS. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the PURS will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

     DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC's participants include:

     - securities brokers and dealers (including the underwriters);

     - banks;

     - trust companies;

     - clearing corporations; and

     - other organizations (some of which, and/or their representatives, own
       DTC).

     Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC's book-entry system.

     Principal and interest payments on the global PURS represented by a global security will be made to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the global PURS represented by the global security for all purposes under the indenture. Accordingly, we, the trustee and the paying agent under the indenture will have no responsibility or liability for:

     - any aspect of DTC's records relating to, or payments made on account of, beneficial ownership interests in a global PURS represented by a global security;

     - any other aspect of the relationship between DTC and its participants or the relationship between the participants and the owners of beneficial interests in a global PURS held through the participants; or

     - the maintenance, supervision or review of any of DTC's records relating to the beneficial ownership interests.

     DTC has advised us that upon receipt of any payment of principal of or interest on a global PURS, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global PURS as shown on DTC's records. The applicable underwriter or underwriters will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global PURS will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts in bearer form or registered in "street name," and will be the sole responsibility of those participants.

     A global PURS can only be transferred:

     - as a whole by DTC to one of its nominees;

     - as a whole by a nominee of DTC to DTC or another nominee of DTC; or

     - as a whole by DTC or a nominee of DTC to a successor of DTC or a nominee of the successor.

     Global PURS represented by a global security can be exchanged for certificated PURS in registered form only if:

     - DTC notifies us that it is unwilling or unable to continue as depositary for the global PURS and we do not appoint a successor depositary within 90 days after receiving the notice;

     - at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be so registered as a clearing agency;

     - we in our sole discretion determine that a global PURS will be exchangeable for certificated PURS in registered form and notify the trustee of our decision; or

     - an event of default with respect to the PURS represented by a global PURS has occurred and is continuing.

     A global PURS that can be exchanged under the previous paragraph will be exchanged for certificated PURS that are issued in authorized denominations in registered form for the same aggregate amount. Those certificated PURS will be registered in the names of the owners of the beneficial interests in the global PURS as directed by DTC.

     Except as provided above, owners of beneficial interests in a PURS will not be entitled to receive physical delivery of PURS in certificated form and will not be considered the holders of the PURS for any purpose under the indenture and no global PURS represented by a global security will be exchangeable. Each person owning a beneficial interest in a global PURS must rely on the procedures of DTC (and if the person is not a participant, on the procedures of the participant through which the person owns its interest) to exercise any rights of a holder under the indenture or the global PURS. The laws of some jurisdictions require that purchasers of securities take physical delivery of the securities in certificated form. Those laws may impair the ability to transfer beneficial interests in a global PURS.

     We understand that under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global PURS desires to take any action which a holder is entitled to take under the indenture, then (1) DTC would authorize the participants holding the relevant beneficial interests to take that action and (2) those participants would authorize the beneficial owners owning through those participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has provided the following information to us. DTC is:

     - a limited-purpose trust company organized under the laws of the State of New York;

     - a "banking organization" within the meaning of the New York Banking Law;

     - a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     - a "clearing agency" registered under the Securities Exchange Act of 1934.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Under terms satisfactory to the trustee, we may discharge some obligations to holders of the PURS which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or are scheduled for redemption within one year) by irrevocably depositing with the trustee cash or U.S. Government Obligations (as defined in the indenture) as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on the PURS.

     We may also discharge any and all of our obligations to holders of the PURS at any time ("defeasance"), but we may not avoid our duty to register the transfer or exchange of the PURS, to replace any temporary, mutilated, destroyed, lost, or stolen PURS or to maintain an office or agency for the PURS. Defeasance may be effected only if, among other things:

     (1) we irrevocably deposit with the trustee cash or U.S. government obligations as trust funds in an amount certified to be sufficient to pay at maturity the principal of and interest on all outstanding PURS; and

     (2) we deliver to the trustee an opinion of counsel to the effect that the holders of the PURS will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance and that defeasance will not otherwise alter the holders' U.S. federal income tax treatment of principal and interest payments on the PURS. The opinion must be based on a ruling of the IRS or a change in U.S. federal income tax law occurring after the date of the indenture, since that result would not occur under current tax law.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the PURS will be made by the underwriters in immediately available funds. We will pay all principal and interest in immediately available funds.

     Secondary trading in long-term PURS and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the PURS will trade in the DTC's same-day funds settlement system until maturity. As a result, DTC will require that secondary market trading activity in the PURS be settled in immediately available funds. We cannot advise holders on the effect on trading activity in the PURS of settlement in immediately available funds.

THE TRUSTEE

     U.S. Bank, N.A., formerly known as Firstar Bank, N.A., is the trustee under the indenture. In the performance of its duties, the trustee is entitled to indemnification for any act which would involve it in expense or liability and will not be liable as a result of any action taken in connection with the performance of its duties except for its own gross negligence or default. The trustee is protected in acting upon any direction or document reasonably believed by it to be genuine and to be signed by the proper party or parties or upon the opinion or advice of counsel. The trustee may resign upon written notice to us as provided in the indenture. The trustee may acquire our obligations for its own account. The trustee performs banking and other services for us, and is a lender under some of our credit facilities.

NOTICES

     Notices to be given to holders of PURS represented by global securities will be deemed duly given when given to DTC, or its nominee, in accordance with DTC's policies. We believe that DTC's practice is to inform its participants of any notice it receives, in accordance with its policies and procedures. Persons who hold beneficial interests in the PURS through DTC or its direct or indirect participants may wish to consult with them about the manner in which notices and other communications relating to the PURS may be given and received through the facilities of DTC. Neither we, the calculation agent, the call option holder, nor the trustee will have any responsibility with respect to those policies and procedures or for any notices or other communications among DTC, its direct and indirect participants and the beneficial owners of the PURS in global form.

     With respect to any PURS not represented by a global security, notices to be given to the holders of the PURS will be deemed to have been duly given to the holders upon the mailing of the notices to the holders at their respective addresses as they appear on the PURS register maintained by us or our agent as of the close of business preceding the day notice is given.

     Neither the failure to give any notice nor any defect in any notice given to a particular holder will affect the sufficiency of any notice given to another holder.

     Hold notices may be given by a holder to the trustee only by facsimile transmission or by mail and MUST ACTUALLY BE RECEIVED by the trustee at the following address no later than 10:00 a.m., Cincinnati, Ohio time, on the seventh market day prior to the reset date:

    U.S. Bank, N.A.
     425 Walnut Street, P.O. Box 1118
     Cincinnati, Ohio 45201-1118
     Attention: Corporate Trust Administration
     Facsimile no.: (513) 632-5511

     Hold notices may be given with respect to a PURS only by the registered holder of the PURS. Therefore, in the case of any beneficial interest in a PURS represented by a global security, a hold notice must be given by DTC or its agent, and any owner of a beneficial interest that wants a hold notice to be given with respect to the interest will need to make arrangements with DTC or the applicable direct or indirect participants for the notice to be given in a timely manner.

                      U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a general discussion of some of the U.S. federal income tax consequences of ownership of a PURS by holders that purchased the PURS directly from us in the offering at a cash purchase price equal to the issue price of the PURS. For this purpose, the issue price is the first price at which a substantial amount of the PURS are sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers.

     This discussion is based on current provisions of the Internal Revenue Code, applicable Treasury regulations, current administrative pronouncements of the IRS and judicial decisions now in effect. All of these are subject to change or differing interpretation at any time, possibly with retroactive effect.

     This discussion deals only with PURS which are held as capital assets within the meaning of the Code and does not deal with all aspects of the tax consequences of ownership of PURS or with special classes of holders. Special classes of holders include:

     - financial institutions;

     - dealers in securities or currencies;

     - traders in securities which elect mark-to-market accounting;

     - insurance companies;

     - tax-exempt investors;

     - expatriates;

     - non-U.S. persons;

     - persons who hold PURS as part of a straddle, hedge, conversion or other integrated transaction other than by reason of the put option or the call option; and

     - persons whose functional currency is not the U.S. dollar.

     For purposes of this discussion, a holder is a beneficial owner of a PURS that is, for U.S. federal income tax purposes:

     - an individual citizen or resident of the United States;

     - a partnership or corporation created or organized in or under the laws of the United States or any state thereof;

     - an estate that has income subject to U.S. federal income taxation regardless of its source; or

     - a trust if, in general, a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has authority to control all substantial decisions of the trust.

     The U.S. federal income tax treatment of the PURS is uncertain. No debt instrument closely comparable to the PURS has been the subject of any Treasury regulation, ruling or judicial decision. No ruling has been or will be requested from the IRS for the treatment of the PURS. No assurance can be given that the IRS or a court will agree with this discussion of the tax consequences of a holder's ownership of PURS.

     PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME AND OTHER TAX CONSEQUENCES, IN THEIR PARTICULAR CIRCUMSTANCES, OF PURCHASING, OWNING AND SELLING PURS, AND ANY UNCERTAINTIES CONCERNING THESE CONSEQUENCES.

     Although there is no specific authority concerning the U.S. federal income tax treatment of the PURS, and the matter is not free from doubt, it would be reasonable for a holder to account for interest income and gain from ownership of a PURS as if the holder had purchased, for an amount equal to the issue price of the PURS, a debt instrument that matures on the reset date.

INTEREST

     Under this approach a holder will only include in income, in accordance with the holder's usual method of tax accounting, the interest actually received on a PURS.

DISPOSITIONS

     Upon the sale, retirement or other taxable disposition of a PURS, the holder should recognize capital gain or loss equal to the difference between the amount realized from the disposition and the holder's adjusted tax basis for the PURS. The amount realized on the disposition of a PURS will not include any amount received that is attributable to accrued but unpaid interest, which would be taxable in the manner described above under "Interest". A holder's tax basis in a PURS will, generally, equal the holder's purchase price of the PURS. The capital gain or loss would be long-term capital gain or loss if the PURS had been held for more than one year at the time of disposition. In the case of non-corporate holders, long-term capital gain generally will be taxed at a maximum rate of 20%.

ALTERNATIVE CHARACTERIZATION

     A U.S. holder might also be treated as having purchased a PURS for an amount equal to its fair market value on the date of issuance and effectively sold the call option to Citibank, N.A. for an amount equal to the premium paid by the holder. For this purpose, the premium will be equal to the excess of the fair market value over the issue price of the PURS.

     This characterization of the PURS would not cause a holder to recognize additional net gain or loss upon the exercise of the put option or the call option, assuming that the holder had not made an election to amortize premium at which debt obligations are purchased. However, this characterization of the PURS would likely cause a holder:

        - to include the premium in income, as short-term capital gain, if the call option is not exercised and the holder gives an effective hold notice; and

        - upon a disposition of the PURS prior to exercise of the put option or call option, to include as short-term capital gain, with a corresponding capital loss, an amount equal to any positive difference between the fair market value of the call option upon issuance of the PURS and its value as of the time of the disposition.

     If the holder had made an election to amortize premium at which debt obligations are purchased, the holder might effectively be able to reduce interest included in income over the term of the PURS by an amount not in excess of the premium. This "amortization" of the premium would reduce the holder's basis in the PURS. The holder would therefore recognize an offsetting capital gain equal to the amount of the amortization when the holder disposes of the PURS pursuant to exercise of the put option or the call option or otherwise.

     Finally, under this characterization of the PURS, gain recognized from the disposition of a PURS also could be treated as ordinary income under specific rules relating to conversion transactions, or as short-term capital gain by operation of the rules relating to straddles.

     However, it is possible that the PURS would be treated as maturing on the final maturity date, rather than the reset date, with the result that the PURS would be governed by Treasury regulations relating to contingent payment debt obligations. In that case, each holder, regardless of the holder's usual method of tax accounting, would be required to accrue annually interest on the PURS, as

"original issue discount," at the comparable yield subject to the adjustments described below, determined in accordance with a projected payment schedule. For this purpose, the comparable yield is the yield at which we would issue a fixed rate debt instrument maturing on the final maturity date, with terms and conditions otherwise similar to those of the PURS.

     In this case, the amount of original issue discount required to be accrued by holders could be greater than the actual cash payments received on the PURS in a taxable year. In addition, adjustments to income accruals would be required to be made to account for the differences between actual payments and projected payments. Further, a holder would be required to treat gain from the disposition of a PURS, other than a PURS held pursuant to an effective hold notice as ordinary income. That holder would be permitted to treat loss from the disposition of a PURS as ordinary loss, to the extent not in excess of previously accrued interest income from the PURS, with any remaining loss being treated as capital loss. Finally, upon a disposition of a PURS other than under the exercise of the put option or the call option, a holder might be required to include as ordinary income, with a corresponding capital loss, an amount equal to any positive difference between the fair market value of the call option as of the time of the disposition and its value upon issuance of the PURS.

     Treasury regulation section 1.1275-6 provides integration rules which, in general, permit a taxpayer to elect to treat a "qualifying debt instrument" and some hedges related to a qualifying debt instrument as a "synthetic debt instrument" for federal income tax purposes. To qualify, the combined cash flows of the qualifying debt instrument and the hedge must be substantially equivalent to the cash flows on a fixed or variable rate debt instrument. If integration treatment is available for a PURS and the call option, a holder might be able to avoid the treatment described in the above paragraphs under "Alternative Characterization." Integration treatment will generally only be available if the resulting synthetic debt instrument has the same term as the remaining term of the qualifying debt instrument. Holders should consult their own tax advisors concerning:

     - the possible application of these rules to a PURS and the call option, and the tax consequences thereof; and

     - satisfaction of the identification requirements for electing integration treatment (which requirements must be satisfied on or before the date on which the holder acquires a PURS).

                                  UNDERWRITING

     Kroger and Goldman, Sachs & Co. have entered into an underwriting agreement and a pricing agreement for offering the PURS. Subject to conditions in these agreements, Goldman, Sachs & Co. has agreed to purchase the entire principal amount of the PURS.

     PURS sold by Goldman, Sachs & Co. to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any PURS sold by Goldman, Sachs & Co. to securities dealers may be sold at a discount from the initial public offering price of up to 0.125% of the principal amount of the PURS. Any such securities dealers may resell any PURS purchased from Goldman, Sachs & Co. to certain other brokers or dealers at no discount from the initial public offering price. If all the PURS are not sold at the initial offering price, Goldman, Sachs & Co. may change the offering price and the other selling terms.

     The PURS are a new issue of securities with no established trading market. Goldman, Sachs & Co. has advised Kroger that Goldman, Sachs & Co. intends to make a market in the PURS but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the PURS.

     In connection with the offering, Goldman, Sachs & Co. may purchase and sell PURS in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by Goldman, Sachs & Co. of a greater number of PURS than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the PURS while the offering is in progress.

     These activities by Goldman, Sachs & Co. may stabilize, maintain or otherwise affect the market price of the PURS. As a result, the price of the PURS may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by Goldman, Sachs & Co. at any time. These transactions may be effected in the over-the-counter market or otherwise.

     Goldman, Sachs & Co. has provided and may in the future provide various commercial or investment banking services and other services to Kroger and its affiliates.

     Kroger estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $150,000.

     The call option holder will pay Kroger 1.91% of the aggregate amount of the PURS as consideration for the call option.

     Kroger has agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act of 1933.

                              VALIDITY OF THE PURS

     The validity of the PURS will be passed upon for Kroger by Paul W. Heldman, Esq., Senior Vice President, Secretary and General Counsel of Kroger, and for the underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York. Mr. Heldman may rely as to matters of New York law upon the opinion of Fried, Frank, Harris, Shriver & Jacobson, and Fried, Frank, Harris, Shriver & Jacobson may rely as to matters of Ohio law upon the opinion of Mr. Heldman. As of July 31, 2001, Mr. Heldman owned approximately 113,779 shares of Kroger's Common Stock and had options to acquire an additional 530,500 shares. Fried, Frank, Harris, Shriver & Jacobson from time to time performs legal services for Kroger.

                                    EXPERTS

     The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended February 3, 2001 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the restatement of the consolidated financial statements as of and for each of the two years in the period ended January 29, 2000 and the Company's change in its application of the LIFO method of accounting for store inventories as of December 28, 1997) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                           FORWARD-LOOKING STATEMENTS

     The prospectus and this prospectus supplement contain, or incorporate by reference, certain statements that may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are based on certain assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. The forward-looking statements included in the prospectus and this prospectus supplement are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices, and other factors discussed in our filings under the Securities Act and the Exchange Act. Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and that actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

                         LIST OF SUBSIDIARY GUARANTORS

                     NAME OF GUARANTOR                        JURISDICTION OF ORGANIZATION
                     -----------------                        ----------------------------
Alpha Beta Company..........................................  California
Bay Area Warehouse Stores, Inc..............................  California
Bell Markets, Inc...........................................  California
Cala Co.....................................................  Delaware
Cala Foods, Inc.............................................  California
CB&S Advertising Agency, Inc................................  Oregon
Crawford Stores, Inc........................................  California
Dillon Companies, Inc.......................................  Kansas
Dillon Real Estate Co., Inc.................................  Kansas
Distribution Trucking Company...............................  Oregon
Drugs Distributors, Inc.....................................  Indiana
FM Holding Corporation......................................  Delaware
FM, Inc.....................................................  Utah
Food 4 Less GM, Inc.........................................  California
Food 4 Less Holdings, Inc...................................  Delaware
Food 4 Less Merchandising, Inc..............................  California
Food 4 Less of California, Inc..............................  California
Food 4 Less of Southern California, Inc.....................  Delaware
Fred Meyer, Inc.............................................  Delaware
Fred Meyer Jewelers, Inc....................................  California
Fred Meyer of Alaska, Inc...................................  Alaska
Fred Meyer of California, Inc...............................  California
Fred Meyer Stores, Inc......................................  Delaware
Grand Central, Inc..........................................  Utah
Henpil, Inc.................................................  Texas
Hughes Markets, Inc.........................................  California
Hughes Realty, Inc..........................................  California
Inter-American Foods, Inc...................................  Ohio
Junior Food Stores of West Florida, Inc.....................  Florida
J.V. Distributing, Inc......................................  Michigan
KRGP Inc....................................................  Ohio
KRLP Inc....................................................  Ohio
The Kroger Co. of Michigan..................................  Michigan
Kroger Dedicated Logistics Co...............................  Ohio
Kroger Limited Partnership I................................  Ohio
Kroger Limited Partnership II...............................  Ohio
Kroger Texas L.P............................................  Ohio
KU Acquisition Corporation..................................  Washington
Kwik Shop, Inc..............................................  Kansas

                     NAME OF GUARANTOR                        JURISDICTION OF ORGANIZATION
                     -----------------                        ----------------------------
Mini Mart, Inc..............................................  Wyoming
Peyton's-Southeastern, Inc..................................  Tennessee
QFC Sub, Inc................................................  Washington
Quality Food Centers, Inc...................................  Washington
Quality Food Holdings, Inc..................................  Delaware
Quality Food, Inc...........................................  Delaware
Quik Stop Markets, Inc......................................  California
Ralphs Grocery Company......................................  Delaware
Richie's Inc................................................  Texas
RJD Assurance, Inc..........................................  Vermont
Rocket Newco, Inc...........................................  Texas
Roundup Co..................................................  Washington
Second Story, Inc...........................................  Washington
Smith's Beverage of Wyoming, Inc............................  Wyoming
Smith's Food & Drug Centers, Inc............................  Delaware
THGP Co., Inc...............................................  Pennsylvania
THLP Co., Inc...............................................  Pennsylvania
Topvalco, Inc...............................................  Ohio
Turkey Hill, L.P............................................  Pennsylvania
Vine Court Assurance Incorporated...........................  Vermont
Wells Aircraft, Inc.........................................  Kansas

PROSPECTUS

                                 $1,500,000,000

                                 THE KROGER CO.

                                Debt Securities
                                Preferred Stock
                               Depositary Shares
                                  Common Stock
                                    Warrants

     We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

     We may offer any of the following securities from time to time:

     - debt securities;

     - preferred stock;

     - depositary shares relating to preferred stock;

     - common stock; and

     - warrants to purchase debt securities, common stock or preferred stock.

                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

June 18, 2001

                               TABLE OF CONTENTS

                                                              Page
                                                              ----
About This Prospectus.......................................     2
Where You Can Find More Information.........................     2
The Kroger Co...............................................     3
Consolidated Ratio of Earnings to Fixed Charges.............     4
Use of Proceeds.............................................     4
Plan of Distribution........................................     4
Description of Debt Securities..............................     5
Description of Capital Stock................................     8
Description of the Depositary Shares........................    11
Description of the Warrants.................................    14
Experts.....................................................    15
Legal Opinions..............................................    16

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

     Kroger files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

    Kroger SEC Filings (File No. 1-303)                        Period
    -----------------------------------                        ------
Annual Report on Form 10-K.................  Year ended February 3, 2001.
Current Reports on Form 8-K or Form
  8-K/A....................................  May 11, 2001.
Registration Statement on Form 8-A/A, dated
April 4, 1997, as amended on Form 8-A/A,
dated October 18, 1998.....................  Description of preferred stock purchase rights.

     You may request a copy of these filings, other than any exhibits, unless we have specifically incorporated by reference an exhibit in this prospectus, at no cost, by writing or telephoning us at the following address:

                            The Kroger Co.
                            1014 Vine Street
                            Cincinnati, Ohio 45202-1100
                            (513) 762-4000

                            Attention: Paul Heldman

     This prospectus is part of a registration statement we filed with the SEC. We have incorporated into this registration statement exhibits that include a form of proposed underwriting agreement and indenture. You should read the exhibits carefully for provisions that may be important to you.

     You should rely on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

                                 THE KROGER CO.

     Kroger was founded in 1883 and incorporated in Ohio in 1902. As of February 3, 2001, we were one of the largest grocery retailers in the United States based on annual sales. We also manufacture and process food that our supermarkets sell. Our principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100, and our telephone number is (513) 762-4000.

     As of February 3, 2001, we operated approximately 2,354 supermarkets and multidepartment stores in 31 states, 789 convenience stores in 15 states, 77 supermarket fuel centers, and 398 fine jewelry stores in 25 states. Ninety six of the convenience stores are franchised to third parties in three states. We also operate manufacturing facilities that permit us to offer quality, low-cost private label products.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     The table below presents our consolidated ratio of earnings to fixed charges for the periods shown:

                       Fiscal Years Ended
-----------------------------------------------------------------
February 3,  January 29,  January 2,   December 27,  December 28,
   2001         2000         1999          1997          1996
(53 weeks)   (52 weeks)   (53 weeks)    (52 weeks)    (52 weeks)
-----------  -----------  -----------  ------------  ------------
    2.4          2.1          1.8          2.4           2.2

     "Earnings" includes:

     - earnings before tax expense; and

     - extraordinary loss, plus fixed charges,

     and excludes capitalized interest.

     "Fixed charges" includes:

     - interest, including capitalized interest, on all indebtedness;

     - amortization of deferred financing costs; and

     - that portion of rental expense that we believe is representative of interest.

                                USE OF PROCEEDS

     We will use the net proceeds from the sale of the securities to repay amounts under our bank credit facilities, to retire debt, and for other general corporate purposes.

                              PLAN OF DISTRIBUTION

     We may sell the securities in any one or more of the following ways:

     - directly to investors;

     - to investors through agents or dealers;

     - through underwriting syndicates led by one or more managing underwriters; and

     - through one or more underwriters acting alone.

     If we use underwriters in the sale, the obligations of the underwriters to purchase the securities will be subject to conditions. The underwriters will be obligated to purchase all the securities offered, if any are purchased. The underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

     We may use agents in the sale of securities. Unless indicated in the prospectus supplement, the agent will be acting on a best efforts basis for the period of its appointment.

     If we use a dealer in the sale of the securities, we will sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices it determines at the time of resale.

     We also may sell the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment, by a remarketing firm acting as principal for its own account or as our agent. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.

     We may authorize underwriters, dealers or agents to solicit offers to purchase the securities under a delayed delivery contract providing for payment and delivery at a future date.

     We will identify any underwriters or agents and describe their compensation, including any discounts or commissions, in a prospectus supplement. Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933. Any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions.

     We may have agreements with the underwriters, dealers and agents to indemnify them against some civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters, dealers or agents may be required to make. Underwriters, dealers or agents may engage in transactions with, or perform services for, us in the ordinary course of their business.

                         DESCRIPTION OF DEBT SECURITIES

     This prospectus describes the terms and provisions of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement also will indicate whether the general terms and provisions described in this prospectus apply to the particular series of debt securities.

     The debt securities will be issued under an indenture between Kroger and a trustee to be selected by us. The indenture allows us to have different trustees for each debt security offering.

     We have summarized the material terms of the indenture below. The indenture is included as an exhibit to the registration statement for these securities that we have filed with the SEC. You should read the indenture for the provisions that are important to you.

PRINCIPAL TERMS OF THE DEBT SECURITIES

     The debt securities will rank equally and ratably with all of our other unsecured and unsubordinated indebtedness.

     A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to that series of debt securities. These terms will include some or all of the following:

     - their type and title;

     - their total principal amount and currency or currency unit;

     - the denominations in which they are authorized to be issued;

     - the percentage of their principal amount at which they will be issued;

     - the date on which they will mature;

     - if they bear interest, the interest rate or the method by which the interest rate will be determined;

     - the times at which any interest will be payable or the manner of determining the interest payment dates;

     - any optional or mandatory redemption periods and the redemption or purchase price;

     - any guarantees by our direct and indirect subsidiaries;

     - any sinking fund requirements;

     - any special United States federal income tax considerations;
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     - whether they are to be issued in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for the global securities;

     - any information with respect to book-entry procedures;

     - the manner in which the amount of any payments of principal and interest determined by reference to an index are determined; and

     - any other specific terms not inconsistent with the indenture.

DENOMINATIONS, REGISTRATION, TRANSFER AND PAYMENT

     We will issue the debt securities in registered form without coupons or in the form of one or more global securities, as described below under "Global securities." We will issue registered securities denominated in U.S. dollars only in denominations of $1,000 or any integral multiple of $1,000. We will issue global securities in a denomination equal to the total principal amount of outstanding debt securities of the series represented by the global security. We will describe the denomination of debt securities denominated in a foreign or composite currency in a prospectus supplement.

     You may present registered securities for registration of transfer at the office of the registrar or at the office of any transfer agent designated by us.

     We will pay principal and any premium and interest on registered securities at the office of the paying agent. We may choose to make any interest payment
(1) by check mailed to the holder's address appearing in the register or (2) by wire transfer to an account maintained by the holder as specified in the register. We will make interest payments to the person in whose name the debt security is registered at the close of business on the day or days specified by us.

     The trustee's principal office in the City of New York, Chicago, Cincinnati, or other location, will be designated as the sole paying agent for payments on registered securities.

GLOBAL SECURITIES

     We will deposit global securities with the depositary identified in the prospectus supplement. A global security is a security, typically held by a depositary, that represents the beneficial interests of a number of purchasers of the security.

     After we issue a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by the global security to the accounts of persons that have accounts with the depositary. These account holders are known as "participants." The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Only a participant or a person that holds an interest through a participant may be the beneficial owner of a global security. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

     We and the trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the global security registered in their names. They also will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities.

     Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security. None of Kroger, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on

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

account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     We expect that the depositary, upon receipt of any payments, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary's records. We also expect that payments by participants to owners of beneficial interests in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of the participants.

     If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within ninety days, we will issue registered securities in exchange for the global security. In addition, we may at any time in our sole discretion determine not to have any of the debt securities of a series represented by global securities. In that event, we will issue debt securities of that series in definitive form in exchange for the global securities.

EVENTS OF DEFAULT

     When we use the term "Event of Default" in the indenture, here are examples of what we mean:

     - we fail to pay the principal or any premium on any debt security when due;

     - we fail to deposit any sinking fund payment when due;

     - we fail to pay interest when due on any security for 30 days;

     - we fail to comply with any other covenant in the debt securities and this failure continues for 60 days after we receive written notice of it;

     - we default in any of our other indebtedness in excess of $50,000,000, and that results in an acceleration of maturity; or

     - we take specified actions relating to our bankruptcy, insolvency or reorganization.

     The supplemental indenture or the form of security for a particular series of debt securities may include additional Events of Default or changes to the Events of Default described above. You should refer to the prospectus supplement for the Events of Default relating to a particular series of debt securities. A default under one series of debt securities will not necessarily be a default under another series.

     If an Event of Default for debt securities of any series occurs and is continuing, the trustee or the holders of at least 25% in principal amount of all of the debt securities of that series outstanding may require us to immediately repay all of the principal and interest due on the debt securities of that series. The holders of a majority in principal amount of all of the debt securities of that series may rescind this accelerated payment requirement, if the rescission would not conflict with any judgment or decree by a court and if all existing Events of Default have been cured or waived.

     If an Event of Default occurs and is continuing, the trustee may pursue any remedy available to it to collect payment or to enforce the performance of any provision of the debt securities or the indenture.

     The holders of a majority in principal amount of the debt securities may generally waive an existing default and its consequences.

MODIFICATION OF THE INDENTURE

     The indenture may be amended without the consent of any holder of debt securities:

     - to cure any ambiguity, defect or inconsistency;

     - to permit a successor to assume our obligations under the indenture;
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

     - to add additional covenants for the benefit of holders;

     - to add additional Events of Default;

     - to add or change provisions necessary to facilitate the issuance of securities; or

     - to entitle the securities to the benefit of security.

     The indenture may be amended with the written consent of the holders of at least 50% in principal amount of the debt securities of the series affected by the amendment. Holders of at least 50% in principal amount of the debt securities may waive our compliance with any provision of the indenture or the debt securities by giving notice to the trustee.

     However, no amendment or waiver that

     - changes the maturity of principal or any installment of principal or interest;

     - reduces the amount of principal or interest or premium payable on redemption;

     - reduces the amount of debt securities whose holders must consent to an amendment or waiver;

     - modifies provisions related to rights of holders to redeem securities at their option; or

     - changes other rights of holders as specifically identified in the indenture will be effective against any holder without the holder's consent.

OTHER DEBT SECURITIES

     In addition to the debt securities described above, we may issue subordinated debt securities that rank junior to our senior debt securities. These debt securities will be described in a prospectus supplement and will be issued pursuant to an indenture entered into between Kroger and a trustee that we select. The indenture will be filed with the SEC and qualified under the Trust Indenture Act.

OTHER LIMITATIONS

     The prospectus supplement may contain provisions that limit our ability to consolidate or merge with other companies. It also may contain provisions that limit our right to incur liens and to engage in sale and leaseback transactions.

                          DESCRIPTION OF CAPITAL STOCK

     Our Amended Articles of Incorporation authorize us to issue 1,000,000,000 shares of common stock, $1 par value per share, and 5,000,000 shares of cumulative preferred stock, $100 par value per share. At our annual meeting of shareholders in 1999, our shareholders authorized an increase in the authorized shares of common stock to 2,000,000,000, but that increase has not yet been implemented. As of April 27, 2001, there were outstanding 810,729,610 shares of common stock, and no shares of cumulative preferred stock.

COMMON STOCK

     All outstanding common stock is, and any stock issued under this prospectus will be, fully paid and nonassessable. Subject to rights of preferred stockholders if any preferred stock is issued and outstanding, holders of common stock

     - are entitled to any dividends validly declared;

     - will share ratably in our net assets in the event of a liquidation; and

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

     - are entitled to one vote per share, unless they are entitled to cumulative voting for the election of directors.

     The common stock has no conversion rights. Holders of common stock have no preemption, subscription, redemption, or call rights related to those shares.

     The Bank of New York is the transfer agent and registrar for our common stock.

PREFERRED STOCK

     This prospectus describes the terms and provisions of our preferred stock. When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the terms and provisions described in this prospectus apply to the particular series of preferred stock. The preferred stock will be issued under a certificate of designations relating to each series of preferred stock. It is also subject to our Amended Articles of Incorporation.

     We have summarized the material portions of the certificate of designations below. The certificate of designations will be filed with the SEC in connection with an offering of preferred stock.

     Our Amended Articles of Incorporation authorize us to issue 5,000,000 shares of preferred stock, par value $100 per share. Our Board is authorized to designate any series of preferred stock and the powers, preferences and rights of the preferred stock without further shareholder action. As of April 27, 2001, we had no shares of preferred stock outstanding. On that same date, 50,000 shares were reserved for issuance under our warrant dividend plan. These shares are designated "Series A Preferred Shares."

     Our Board is authorized to determine or fix the following terms for each series of preferred stock, which will be described in a prospectus supplement:

     - the designation and number of shares;

     - the dividend rate;

     - the payment date for dividends and the date from which dividends are cumulative;

     - our redemption rights and the redemption prices;

     - amounts payable to holders on our liquidation, dissolution or winding up;

     - the amount of the sinking fund, if any;

     - whether the shares will be convertible or exchangeable, and if so the prices and terms; and

     - whether future shares of the series or any future series or other class of stock is subject to any restrictions, and if so the nature of the restrictions.

     When we issue shares of preferred stock, they will be fully paid and nonassessable.

Dividends

     The holders of preferred stock will be entitled to receive cash dividends if declared by our Board of Directors out of funds we can legally use for payment. The prospectus supplement will indicate the dividend rates and the dates on which we will pay dividends. The rates may be fixed or variable or both. If the dividend rate is variable, the formula used to determine the dividend rate will be described in the prospectus supplement. We will pay dividends to the holders of record as they appear on the record dates fixed by our Board.

     Our Board will not declare and pay a dividend on any series of preferred stock unless full dividends for all series of preferred stock ranking equal as to dividends have been declared or paid and sufficient

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

funds are set aside for payment. If dividends are not paid in full, we will declare any dividends pro rata among the preferred stock of each series and any series of preferred stock ranking equal to any other series as to dividends. A "pro rata" declaration means that the dividends we declare per share on each series of preferred stock will bear the same relationship to each other that the full accrued dividends per share on each series of the preferred stock bear to each other.

     Unless all dividends on the preferred stock have been paid in full, we will not declare or pay any dividends or set aside sums for payment of dividends or distributions on any common stock or on any class of security ranking junior to the series of preferred stock, except for dividends or distributions paid for with securities ranking junior to the preferred stock. We also will not redeem, purchase, or otherwise acquire any securities ranking junior to the series of preferred stock as to dividends or liquidation preferences, except by conversion into or exchange for stock junior to the series of preferred stock.

Convertibility

     We will not convert or exchange any series of preferred stock for other securities or property, unless otherwise indicated in the prospectus supplement.

Redemption and sinking fund

     We will not redeem or pay into a sinking fund any series of preferred stock, unless otherwise indicated in the prospectus supplement.

Liquidation rights

     If we voluntarily or involuntarily liquidate, dissolve or wind up our business, holders of any series of preferred stock will be entitled to receive the liquidation preference per share specified in the prospectus supplement and all accrued and unpaid dividends. We will pay these amounts to the holders of each series of the preferred stock, and all amounts owing on any preferred stock ranking equally with that series of preferred stock as to distributions upon liquidation. These payments will be made out of our assets available for distribution to shareholders before any distribution is made to holders of common stock or any class of stock ranking junior to the series of preferred stock as to dividends and liquidation preferences.

     In the event there are insufficient assets to pay the liquidation preferences for all equally-ranked classes of preferred stock in full, we will allocate the remaining assets equally among all series of equally-ranked preferred stock based upon the aggregate liquidation preference for all outstanding shares for each series. This distribution means that the distribution we pay to the holders of all shares ranking equal as to distributions if we dissolve, liquidate or wind up our business will bear the same relationship to each other that the full distributable amounts for which the holders are respectively entitled if we dissolve, liquidate or wind up our business bear to each other. After we pay the full amount of the liquidation preference to which they are entitled, the holders of shares of a series of preferred stock will not be entitled to participate in any further distribution of our assets.

Voting rights

     Holders of preferred stock will be entitled to one vote per share, unless otherwise indicated in the prospectus supplement or otherwise required by law.

Transfer agent and registrar

     The prospectus supplement for each series of preferred stock will name the transfer agent and registrar.

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

PREFERRED STOCK PURCHASE RIGHTS

     On February 28, 1996, we adopted a shareholders' rights plan providing for stock purchase rights to owners of Kroger common shares. The shareholders' rights plan was amended and restated on April 4, 1997, and further amended on October 18, 1998. Each right, when exercisable, entitles the holder to purchase from us one ten-thousandth of a share. The rights will become exercisable, and separately tradeable, ten days after a person or group acquires 10% or more of our common shares or ten business days following a tender offer or exchange offer resulting in a person or group having beneficial ownership of 10% or more of our common shares. In the event the rights become exercisable, each right will entitle the holder the right, if that holder pays the exercise price, to purchase Kroger common shares, having a market value of twice the exercise price of the right. Under other circumstances, including some acquisitions of Kroger in a merger or other business combination transaction, or if 50% or more of our assets or earning power are sold under some circumstances, each right will entitle the holder to receive upon payment of the exercise price, shares of common stock of the acquiring company with a market value of twice the exercise price. At our option, the rights, before becoming exercisable, are redeemable in their entirety at a price of $.01 per right. The rights may be adjusted and expire March 19, 2006.

     This summary is qualified by the full text of the shareholders' rights plan. A copy of this plan is filed as an exhibit to the registration statement and is incorporated into this prospectus by reference.

                      DESCRIPTION OF THE DEPOSITARY SHARES

     This prospectus describes the terms and provisions of our depositary shares. When we offer to sell depositary shares, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement also will indicate whether the terms and provisions described in this prospectus apply to the depositary shares being offered.

     We have summarized the material portions of the deposit agreement below. The deposit agreement will be filed with the SEC in connection with an offering of depositary shares.

     We may offer fractional interests in preferred stock, rather than full shares of preferred stock. If we do, we will provide for a depositary to issue to the public receipts for depositary shares, each of which will represent ownership of and entitlement to all rights and preferences of a fractional interest in a share of preferred stock of a specified series. These rights include dividend, voting, redemption and liquidation rights. The applicable fraction will be specified in a prospectus supplement. The shares of preferred stock represented by the depositary shares will be deposited with a depositary named in a prospectus supplement, under a deposit agreement among us, the depositary and the holders of the depositary receipts.

     The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to file proof of residence and pay charges.

DIVIDENDS

     The depositary will distribute all cash dividends or other cash distributions received to the record holders of depositary receipts in proportion to the number of depositary shares owned by them on the relevant record date. The record date will be the same date as the record date we fix for the applicable series of preferred stock.

     If we make a non-cash distribution, the depositary will distribute property to the holders of depositary receipts, unless the depositary determines, after consultation with us, that it is not feasible to make this distribution. If this occurs, the depositary may, with our approval, adopt any other method for

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

the distribution as it deems appropriate, including the sale of the property and distribution of the net proceeds from the sale.

LIQUIDATION PREFERENCE

     If we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of each depositary share will receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock.

REDEMPTION

     If we redeem the series of preferred stock underlying the depositary shares, we will redeem the depositary shares from the redemption proceeds of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem on the same redemption date the number of depositary shares representing the preferred stock being redeemed. The depositary will mail the notice of redemption between 30 to 60 days prior to the date fixed for redemption to the record holders of the depositary receipts.

VOTING

     The depositary will promptly mail information contained in any notice of meeting it receives from us to the record holders of the depositary receipts. Each record holder of depositary receipts will be entitled to instruct the depositary as to its exercise of its voting rights pertaining to the number of shares of preferred stock represented by its depositary shares. The depositary will try, if practical, to vote the preferred stock underlying the depositary shares according to the instructions received. We will agree to try to take all action that the depositary finds necessary in order to enable the depositary to vote the preferred stock in that manner. The depositary will not vote any of the preferred stock for which it does not receive specific instructions from the holders of depositary receipts.

WITHDRAWAL OF PREFERRED STOCK

     If holders surrender depositary receipts at the principal office of the depositary and pay any unpaid amount due to the depositary, the owner of the depositary shares is entitled to receive the number of whole shares of preferred stock and all money and other property represented by the depositary shares. Partial shares of preferred stock will not be issued. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder. Holders of preferred stock received in exchange for depositary shares will no longer be entitled to deposit these shares under the deposit agreement or to receive depositary receipts.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders, other than any change in fees, of depositary shares will not be effective unless approved by the holders of at least a majority of the depositary shares then outstanding. An amendment may not impair the right of any owner of any depositary shares to surrender its depositary receipt with instructions to the depositary in exchange for

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

preferred stock, money and property, except in order to comply with mandatory provisions of applicable law. The deposit agreement may be terminated by us or the depositary only if:

     - all outstanding depositary shares have been redeemed; or

     - there has been a final distribution to the holders of the preferred stock in connection with the liquidation, dissolution or winding up of our business, and the distribution has been made to all the holders of depositary shares.

CHARGES OF DEPOSITARY

     We will pay all transfer and other taxes and governmental charges attributable solely to the depositary arrangements. We will pay the depositary's charges for the initial deposit of the preferred stock and the initial issuance of the depositary shares, any redemption of the preferred stock and all exchanges for preferred stock. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other charges stated in the deposit agreement to be for their accounts. In some circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and may sell the depositary shares if those charges are not paid.

OBLIGATIONS OF DEPOSITARY

     The depositary will forward to the holders of depositary receipts all reports and communications from us that are delivered to it and that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at its principal office, and at other places it deems advisable, any reports and communications received from us.

     We will not assume, and the depositary will not assume, any obligation or any liability under the deposit agreement to holders of depositary receipts other than for gross negligence or willful misconduct. We will not be liable, and the depositary will not be liable, if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and the depositary's obligations under the deposit agreement will be limited to performance in good faith of our and their duties. We and the depositary will not be obligated to prosecute or defend any legal proceeding related to any depositary shares or preferred stock unless we receive satisfactory indemnity. We and the depositary may rely on written advice of our counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give this information. We also may rely on documents believed to be genuine and to have been signed or presented by the proper party or parties.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by delivering to us notice of its election to do so. At any time we may remove the depositary. The resignation or removal will take effect after a successor depositary is appointed and has accepted the appointment. We must appoint a successor within 60 days after delivery of the notice for resignation or removal and the successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $150,000,000.

FEDERAL INCOME TAX CONSEQUENCES

     Owners of the depositary shares will be treated for federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. Accordingly, the owners will be entitled to take into account for federal income tax purposes income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

     - no gain or loss will be recognized for federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares;

     - the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, when exchanged, be the same as the aggregate tax basis of the depositary shares being exchanged; and

     - the holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which that person owned the depositary shares.

                          DESCRIPTION OF THE WARRANTS

     This prospectus describes the terms and provisions of the warrants. When we offer to sell warrants, we will describe the specific terms of the warrants and warrant agreement in a supplement to this prospectus. The prospectus supplement also will indicate whether the terms and provisions described in this prospectus apply to the warrants being offered.

     We have summarized the material portions of the warrant agreement below. The warrant agreement will be filed with the SEC in connection with an offering of warrants. You should read the warrant agreement for the provisions that are important to you.

     We may issue warrants for the purchase of our debt securities, preferred stock or common stock. Warrants may be issued alone or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

DEBT WARRANTS

     The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of the debt warrants, including the following:

     - their title;

     - their offering price;

     - their aggregate number;

     - the designation and terms of the debt securities that can be purchased when they are exercised;

     - the designation and terms of the debt securities that are issued with the warrants and the number of warrants issued with each debt security;

     - the date when they and any debt securities issued will be separately transferable;

     - the principal amount of debt securities that can be purchased when they are exercised and the purchase price;

     - the date on which the right to exercise warrants begins and the date on which the right expires;

     - the minimum or maximum amount of warrants that may be exercised at any one time;

     - whether they and the debt securities that may be issued when they are exercised will be issued in registered or bearer form;

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

     - information about book-entry procedures;

     - the currency or currency units in which the offering price and the exercise price are payable;

     - a discussion of material United States federal income tax considerations;

     - the antidilution provisions; and

     - the redemption or call provisions.

STOCK WARRANTS

     The prospectus supplement relating to any particular issue of warrants to issue common stock or preferred stock will describe the terms of the stock warrants, including the following:

     - their title;

     - their offering price;

     - their aggregate number;

     - the designation and terms of the common stock or preferred stock that can be purchased when they are exercised;

     - the designation and terms of the common stock or preferred stock that is issued and the number of warrants issued with shares of each common stock or preferred stock;

     - the date when they and any common stock or preferred stock issued will be separately transferable;

     - the number of shares of common stock or preferred stock that can be purchased when they are exercised and the purchase price;

     - the date on which the right to exercise them begins and the date on which the right expires;

     - the minimum or maximum amount that may be exercised at any one time;

     - the currency or currency units in which the offering price and the exercise price are payable;

     - a discussion of material United States federal income tax considerations;

     - the antidilution provisions; and

     - the redemption or call provisions.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of The Kroger Co. for the year ended February 3, 2001, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the restatement of the consolidated financial statements as of and for each of the two years in the period ended January 29, 2000, and to the Company's change in its application of the LIFO method of accounting for store inventories as of December 28, 1997) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Documents incorporated by reference in the future in this prospectus will include financial statements, related schedules, if required, and auditors' reports. The financial statements and schedules will have been audited to the extent and for the periods identified in the reports by the firm submitting the report. If audited financials are incorporated by reference, it will be based on reports given on the authority of the issuing firm as experts in accounting and auditing.

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                                 LEGAL OPINIONS

     The validity of the securities we are offering will be passed upon for us by Paul Heldman, Esq., Senior Vice President, Secretary and General Counsel of Kroger. As of April 30, 2001, Mr. Heldman owned approximately 118,094 shares of Kroger common stock, and had options to acquire an additional 505,500 shares.

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

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  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the PURS offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the date of this prospectus supplement.

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                               TABLE OF CONTENTS

                             Prospectus Supplement

                                       Page
                                       ----
Risk Factors.........................   S-2
Where You Can Find More
  Information........................   S-4
The Company..........................   S-5
Use of Proceeds......................   S-5
Description of the PURS..............   S-5
U.S. Federal Income Tax
  Consequences.......................  S-20
Underwriting.........................  S-23
Validity of the PURS.................  S-23
Experts..............................  S-24
Forward-Looking Statements...........  S-24
List of Subsidiary Guarantors........  S-25

                Prospectus

About This Prospectus................     2
Where You Can Find More Information..     2
The Kroger Co. ......................     3
Consolidated Ratio of Earnings to
  Fixed Charges......................     4
Use of Proceeds......................     4
Plan of Distribution.................     4
Description of Debt Securities.......     5
Description of Capital Stock.........     8
Description of the Depositary
  Shares.............................    11
Description of the Warrants..........    14
Experts..............................    15
Legal Opinions.......................    16

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                                  $250,000,000
                                 THE KROGER CO.
                           Puttable Reset Securities
                                PURSSM due 2012
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                                 [KROGER LOGO]

                          ---------------------------
                              GOLDMAN, SACHS & CO.
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